EXHIBIT 10.1

EXECUTIVE SEPARATION AGREEMENT

This Executive Separation Agreement (“Agreement”) is made and entered into as of December 5, 2025 between Tiptree Inc. including its current and former members, parents, subsidiaries and affiliated entities, and its and their respective current and former successors, assigns, representatives, agents, attorneys, shareholders, members, officers, directors and employees, both individually and in their official capacities (collectively the “Company”) and Neil Rifkind (“Executive” or “You”). Capitalized terms not defined herein shall have the meaning assigned to them in the Executive Employment Agreement by and between you and Tiptree Operating Company, LLC, dated as of February 1, 2018 (the “Employment Agreement”), attached hereto as Exhibit A.

1.
Termination of Employment. You acknowledge and agree that your employment with the Company has terminated for all purposes on December 5, 2025 (the “Separation Date”). You acknowledge and agree that as of the last payroll in December 2025 you will have received pay for all work you performed for the Company through the Separation Date. Your last day of active coverage under the Company’s group health plan will be December 5, 2025. However, you will have the opportunity to elect continuation coverage under COBRA. You will receive information regarding your continuation coverage rights under separate cover.

2.
Consideration. In consideration for signing this Agreement, and provided you have not revoked this Agreement as set forth below, the Company will:
i)
Pay you a lump sum cash payment of $1,600,000, which is equal to (a) your Base Salary as of the Separation Date plus (b) your Annual Bonus earned in the year 2024, payable (less applicable withholdings) on February 3, 2026 ; and
ii)
So long as you are eligible and timely elect COBRA health insurance continuation coverage, the Company will pay the premium payments with respect to your insurance policy and that of your eligible dependents (including MERP) in place on the Separation Date until the earlier of (i) June 5, 2027, or (ii) the date you become eligible for health insurance benefits through a subsequent employer. As a condition of receiving such payments, you hereby agree to notify the Company promptly of such eligibility. Thereafter, for so long as you may remain eligible for continuation coverage, you may continue such coverage at your own expense.

3.
Resignations. Effective as of the Separation Date, you will be deemed to have irrevocably resigned from any and all positions or offices that you held with the Company, without any further action required therefor (collectively, the “Resignations”). The Company hereby accepts the Resignations as of the Separation Date, and you agree to sign and return such documents confirming the Resignations as the Company may reasonably require.

4.
Status of Awards. Your rights and obligations with respect to any vested non-equity or equity-based awards shall be governed by the applicable plan and any agreements or other requirements applicable to the vested awards. For purposes of all awards the termination of your employment is a “Termination by the Employer without Cause.”

5.
Expense Reimbursement. The Company will reimburse you for any unreimbursed business expenses properly and reasonably incurred prior to the Separation Date, provided that, within thirty (30) days following the Separation Date, you submit your final expense reimbursement statement reflecting all business expenses incurred through the Separation Date, if any, for which you seek reimbursement, and, in accordance with Company policy, reasonable substantiation and documentation for the same. The Company will reimburse you for your authorized and documented expenses pursuant to its regular business practice.

6.
Release of Claims. In consideration of the payment and benefits described above and for other good and valuable consideration, you, on your own behalf and on behalf of your heirs, executors, administrators, beneficiaries, personal representatives, and assigns, hereby release and forever discharge the Company from all debts, obligations, promises, covenants, agreements, contracts, endorsements, bonds, controversies, suits, actions, causes of action, judgments, damages, expenses, claims or demands, in law or in equity, which you ever had, now have, or which may arise in the future, regarding any matter arising on or before the date of your execution of this Agreement, including but not limited to all claims (whether known or unknown, whether contingent or otherwise) by you or on your behalf regarding your employment at or termination of employment from the Company, any contract (express or implied), any claim for equitable relief or recovery of punitive, compensatory, or other damages or monies (including claims as to taxes), attorneys' fees, any tort, and all claims for alleged discrimination based upon factors such as age, race, color, sex, sexual orientation, marital status, religion, national origin, handicap, disability, genetic information or retaliation, including any claim, asserted or unasserted, which could arise under Title VII of the Civil Rights Act of 1964; the Equal Pay Act of 1963; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act of 1990; the Americans With Disabilities Act of 1990; the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Genetic Information Nondiscrimination Act of 2008; the Family and Medical Leave Act of 1993; the Employee Retirement Income Security Act of 1974; the Civil Rights Act of 1991; the Worker Adjustment and Retraining Notification (“WARN”) Act of 1988; the Coronavirus Aid, Relief, and Economic Security (CARES) Act; the Uniformed Services Employment and Reemployment Rights Act of 1994; the New York State WARN Act; the New York State Human Rights Law; the New York City Human Rights Law; The New York State Paid Family Leave Law; the New York Paid Sick Leave Law; the New York City Earned Safe and Sick Time Act; the New York State Paid Sick Leave Law; the New York State Labor Law; and any other federal, state or local laws, rules or regulations, whether equal employment opportunity laws, rules or regulations or otherwise, or any right under any the Company pension, welfare, or stock plans. This Agreement may not be cited as, and does not constitute any admission by the Company of, any violation of any such law or legal obligation.
7.
Employee Rights. Nothing in this Agreement, including, but not limited to, any paragraphs pertaining to confidentiality and non-disclosure, a release of claims, or non-disparagement, shall prohibit or restrict you (or your attorney) from (i) filing a charge, testifying, assisting, complying with a subpoena from, or participating in any manner in an investigation, hearing or proceeding; responding to any inquiry; or otherwise communicating with a criminal or civil law enforcement agency, an attorney general, or any administrative or regulatory (including any self-regulatory) agency or authority, including, but not limited to, the Securities and Exchange Commission (“SEC”), the Financial Industry Regulatory Authority (“FINRA”), the Commodity Futures Trading Commission (“CFTC”), the Consumer Financial Protection Bureau (“CFPB”), the Occupational Safety and Health Administration (“OSHA”), the Department of Justice

(“DOJ”), the U.S. Congress, any agency Inspector General, the Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board (“NLRB”), the New York State Division of Human Rights (“NYSDHR”), the New York City Commission on Human Rights (“NYCCHR”), or any other state or local commission on human rights or agency enforcing anti-discrimination laws, or (ii) speaking with an attorney retained by you. You understand and agree that nothing in this Agreement shall require notification or prior approval by the Company of any communications described above. To the extent any lawsuits, arbitrations, claims, charges or complaints are filed against the Company in any administrative, judicial, arbitral or other forum, including any charges or complaints against the Company with any international, federal, state or local agency by a third party or otherwise, you expressly waive any claim to any form of monetary or other damages, or any other form of recovery or relief in connection with any such proceeding. Nothing in the prior sentence precludes you from receiving any applicable whistleblower bounty from a regulatory or governmental agency. Pursuant to the Defend Trade Secrets Act of 2016, an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer's trade secrets to the attorney and use the trade secret information in the court proceeding if the individual: (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.
8.
Nothing Owed; Withholding. You represent, warrant and acknowledge that the Company owes you no wages, commissions, bonuses, sick pay, personal leave pay, severance pay, vacation pay or other compensation or benefits or payments or form of remuneration of any kind or nature, other than that specifically provided for in this Agreement. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law and all other lawful deductions authorized by you.
9.
Continuing Obligations, Confidential Information and Non-Disparagement.
i)
You acknowledge that you continue to be bound by your obligations under any employment or other agreement concerning confidentiality, non-competition, non-solicitation, non-disparagement and/or assignment of rights to intellectual property by and between you and the Company or any of its Affiliates, including but not limited to the Employment Agreement, that survive the termination of your employment by necessary implication or the terms thereof (the “Continuing Obligations”). Notwithstanding the foregoing, the Company agrees that it will not seek to enforce any non-competition covenant in a manner that would restrict your practice of law in violation of applicable law.
ii)
You agree not to disclose, nor use for your benefit or the benefit of any other person or entity, any information received in connection with the Company which is confidential or proprietary and (i) which has not been disclosed publicly by the Company, (ii) which is otherwise not a matter of public knowledge or (iii) which is a matter of public knowledge but you know or have reason to know that such information became a matter of public knowledge through an unauthorized disclosure; however, you may disclose such information while engaging in the activities referenced in Section 7 of this Agreement. Proprietary or confidential information shall include information the unauthorized disclosure or use of which would reduce the value of such information to the Company. Such information includes, without limitation, the Company’s client lists, its trade secrets, any confidential information about (or provided by) any client or prospective or former client of the Company, information concerning the Company’s business or financial affairs, including its books and records, commitments, procedures, plans and prospects, products developed by the Company, or current or prospective transactions or business of the Company and any “inside information.” You agree that such information provides the Company with a unique and valuable competitive advantage. You hereby confirm that you have delivered to the Company and retained no copies of any written materials, records and documents (including those that are electronically stored) made by you or coming into your possession during the course of your employment with the Company which contain or refer to any such proprietary or confidential information. None of the foregoing obligations and restrictions regarding Confidential Information applies to the disclosure and/or use of Confidential Information when Executive is required to divulge such Confidential Information by a court of law, by any governmental agency having supervisory authority over the business of the Company, or by any administrative or legislative body (including a committee thereof) with jurisdiction to order Executive to divulge, disclose, or make accessible such information; provided, that, Executive recognizes that should a dispute or controversy arising from or relating to this Agreement be submitted for adjudication to any court, arbitration panel, or other third party, the preservation of the secrecy of Confidential Information may be jeopardized and agrees that all pleadings, documents, testimony, and records relating to any such adjudication shall be maintained in secrecy and shall be available for inspection by the Company, Executive, and their respective attorneys and experts, who shall agree, in advance and in writing, to receive and maintain all such information in secrecy, except as may be limited by them in writing.
10.
Non-Disparagement. You will not disparage the Company, or issue any communication, written or otherwise, that reflects adversely on or encourages any adverse action against the Company, except: (a) if testifying truthfully under oath pursuant to any lawful court order or subpoena, (b) otherwise responding to or providing disclosures required by law, or (c) while engaging in the activities referenced in Section 6 of this Agreement. This includes any statement to or response to an inquiry by any member of the press or media, whether written, verbal, electronic, or otherwise. “Disparaging” remarks, comments or statements are those that impugn the character, honesty, integrity, morality or business acumen of an individual or entity. The Company agrees that it will direct its members, partners, directors and officers as of the date hereof not to publish or communicate to any person or entity any comments or statements that impugn your character, honesty, integrity or morality or business acumen or abilities. Notwithstanding the foregoing, nothing in this Agreement shall be construed to preclude truthful disclosures in response to lawful process as required by applicable law, regulation, or order or directive of a court, governmental agency or regulatory organization.
11.
Tax Matters. the Company may deduct or withhold from any compensation or benefits any applicable federal, state or local tax or employment withholdings or deductions resulting from any payments or benefits provided under this Agreement. In addition, it is the Company’s intention that all payments or benefits provided under this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), including without limitation the six month delay for payments of deferred compensation to “key employees” upon separation from service pursuant to Section 409A(a)(2)(B)(i) of the Code (if applicable), and this Agreement shall be interpreted, administered and operated accordingly. If under this Agreement an amount is to be paid in installments, each installment shall be treated as a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii). Notwithstanding anything to the contrary herein, the Company does not guarantee the tax treatment of any payments or benefits under this Agreement, including without limitation under the Code, federal, state, local or foreign tax laws and regulations (“Tax Laws”) and makes no undertaking to preclude the application of any Tax Laws, including the application of Section 409A of the Code, to any payment or benefit under this Agreement. You understand and agree that you shall, to the fullest extent permitted under any Tax Laws or other applicable law, be solely responsible for the payment of any taxes, penalties, interest or other expenses incurred by you due to the application of such Tax Laws or Section 409A of the Code to any payment or benefits under this Agreement. In no event may you, directly or indirectly, designate the calendar year of any payment under this Agreement. In the event the period in which you may execute this Agreement and the period of payment referenced in paragraph 2 of this Agreement ends in the taxable year following your termination of employment, any severance payment or deferred compensation payment shall be paid or commence in such subsequent taxable year if required under Section 409A of the Code.
12.
Entire Agreement. This Agreement constitutes the entire agreement between the Company and you, and supersedes and cancels all prior and contemporaneous written and oral agreements between the Company and you, excluding only the Continuing Obligations, the Indemnification Agreement between you and the Company dated as of July 1, 2013 and any applicable RSU award agreements. You affirm that, in entering into this Agreement, you are not relying upon any oral or written promise or statement made by anyone at any time on behalf of the Company.
13.
Binding Nature. This Agreement is binding upon you and your successors, assigns, heirs, executors, administrators and legal representatives.

14.
Severability. If any of the provisions, terms or clauses of this Agreement is declared illegal, unenforceable or ineffective in a legal forum, those provisions, terms and clauses shall be deemed severable, such that all other provisions, terms and clauses of this Agreement shall remain valid and binding upon both parties. Paragraph headings are inserted for convenience only and shall not be impact the meaning or construction of this Agreement.
15.
ADEA Waiver. Without detracting in any respect from any other provision of this Agreement:
a.
You, in consideration of the payment and benefits provided to you as described in paragraph 2 of this Agreement, agree and acknowledge that this Agreement constitutes a knowing and voluntary waiver of all rights or claims you have or may have against the Company as set forth herein, including, but not limited to, all rights or claims arising under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), including, but not limited to, all claims of age discrimination in employment and all claims of retaliation in violation of the ADEA; and you have no physical or mental impairment of any kind that has interfered with your ability to read and understand the meaning of this Agreement or its terms, and that you are not acting under the influence of any medication or mind-altering chemical of any type in entering into this Agreement.
b.
You understand that, by entering into this Agreement, you do not waive rights or claims that may arise after the date of your execution of this Agreement, including without limitation any rights or claims that you may have to secure enforcement of the terms and conditions of this Agreement.
c.
You agree and acknowledge that the consideration provided to you under this Agreement is in addition to anything of value to which you are already entitled.
d.
the Company hereby advises you to consult with an attorney prior to executing this Agreement.
e.
You acknowledge that you were informed that you had at least twenty-one (21) days in which to review and consider this Agreement, to review the information as required by the ADEA, a copy of such information being attached to and made part of this Agreement as Exhibit A, and to consult with an attorney regarding the terms and effect of this Agreement.
f.
Nothing in this Agreement shall prevent you (or your attorneys) from (i) commencing an action or proceeding to enforce this Agreement or (ii) exercising your right under the Older Workers Benefit Protection Act of 1990 to challenge the validity of your waiver of ADEA claims set forth in paragraph 4 of this Agreement.
g.
You and the Company agree that any changes to this Agreement, material or otherwise, do not re-start the running of the original 21-day period.
16.
Revocation. You may revoke this Agreement within seven (7) days from the date you sign this Agreement, in which case this Agreement shall be null and void and of no force or effect on either the Company or you. Any revocation must be in writing and received by the Company before the end of the seventh day after your execution of this Agreement. Such revocation must be sent to the undersigned at the Company.
17.
Choice of Law and Jurisdiction. This Agreement may not be changed or altered, except by a writing signed by the Company and you. This Agreement is entered into in the State of New York, and the laws of the State of New York will apply to any dispute concerning it, excluding the conflict-of-law principles thereof. Furthermore, any action regarding this Agreement or its enforcement shall be subject to the exclusive jurisdiction of the courts of New York County, New York. Finally, to the extent permissible under applicable law, you hereby agree to waive your right to a jury trial in connection with any claim you may have against the Company.
18.
Return of Corporate Assets. You agree to return, as soon as practicable, all assets of the Company that are in your possession, including but not limited to any laptops, documents, notes, analyses, compilations, studies or presentations, all whether electronic or physical.
19.
Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all Parties hereto had signed the same document. All counterparts shall be construed together and shall constitute one Agreement. This Agreement, to the extent signed and delivered by means of a facsimile machine or PDF, shall be treated in all manner and respects as an original signed agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

YOU EXPRESSLY ACKNOWLEDGE, REPRESENT AND WARRANT THAT YOU HAVE READ THIS AGREEMENT CAREFULLY; THAT YOU FULLY UNDERSTAND THE TERMS, CONDITIONS AND SIGNIFICANCE OF THIS AGREEMENT; THAT YOU HAVE HAD A FULL OPPORTUNITY TO REVIEW THIS AGREEMENT WITH AN ATTORNEY; THAT YOU UNDERSTAND THAT THIS AGREEMENT HAS BINDING LEGAL EFFECT; AND THAT YOU HAVE EXECUTED THIS AGREEMENT FREELY, KNOWINGLY AND VOLUNTARILY.

PLEASE READ CAREFULLY. THIS AGREEMENT HAS IMPORTANT LEGAL CONSEQUENCES.

Date: December 5, 2025		/s/ Neil Rifkind
Neil Rifkind

TIPTREE Inc.

Date: December 5, 2025	By:	/s/ Michael Barnes
Name: Michael Barnes
Title: Executive Chairman

You must sign and return this Agreement to the Company no sooner than the Separation Date and no later than seven days after the Separation Date or irrevocably lose the opportunity to receive the consideration detailed herein. You received this Agreement on November 7, 2025.